Exhibit 99.1

EVERI ANNOUNCES EXPECTED 2021 SECOND QUARTER RESULTS IN CONNECTION WITH PLAN TO REFINANCE OUTSTANDING DEBT

Expects Quarterly Records for: Revenue of $167 Million to $172 Million,
Net Income of $31 Million to $34 Million, Adjusted EBITDA of $87 Million to $91 Million, and Free Cash Flow of $32 Million to $36 Million

Announces Refinancing of its Outstanding Total Debt with Anticipated Prepayment of $144.9 Million

LAS VEGAS – JUNE 21, 2021 - Everi Holdings Inc. (NYSE: EVRI) (“Everi” or the “Company”), a premier provider of land-based and digital casino gaming content and products, financial technology and player loyalty solutions, today announced that in connection with its plan to take advantage of favorable market conditions to lower its cost of debt and extend maturities through a refinancing of its total outstanding debt, the Company has announced certain expected financial results for the second quarter ending June 30, 2021. The expected record 2021 second quarter results demonstrate meaningful quarterly sequential improvement compared to the 2021 first quarter results as well as substantial growth compared to the pre-pandemic 2019 second quarter results, even with a continued albeit lesser impact from the COVID19 pandemic.

Announces Plan to Refinance Outstanding Debt
The Company announced a plan to take advantage of favorable market conditions to refinance its outstanding total debt and extend maturities. Everi plans to refinance its $35 million Revolving Credit Facility due 2022 and its $820 million Term Loan Facility due 2024, prepay in full its $125 million Incremental Term Loan Facility due 2024, and redeem the $285.4 million of Unsecured Notes due 2025. After refinancing its $1,144.9 million total outstanding debt, the Company expects to have $1.0 billion of outstanding total debt and to have a new $125 million Revolving Credit Facility that will be undrawn at closing.

Expected 2021 Second Quarter Results
The Company expects 2021 second quarter consolidated revenues of approximately $167 million to $172 million reflecting a quarterly sequential improvement from $139.1 million in the 2021 first quarter and an increase of more than 25% compared to $129.7 million in the pre-pandemic 2019 second quarter. The Company expects 2021 second quarter net income of $31 million to $34 million compared to $20.5 million in the 2021 first quarter and $5.5 million in the 2019 second quarter. Diluted earnings per share are expected to be $0.31 to $0.34 compared to $0.21 per share in the 2021 first quarter and $0.07 per share in the 2019 second quarter.

In addition, the Company expects that Adjusted EBITDA, a non-GAAP financial measure, will be $87 million to $91 million in the 2021 second quarter, compared to $75.4 million in the 2021 first quarter and $64.1 million in the 2019 second quarter. The Company expects that the Games and FinTech segment contributions to revenues and Adjusted EBITDA in the 2021 second quarter results will approximate a proportional split in a manner consistent with the 2021 first quarter results.

As a result of the higher revenues and net income, Free Cash Flow is expected to be $32 million to $36 million for the 2021 second quarter. Reflecting the substantial benefits of improved revenues and consistent operating execution, which is driving higher margins, Everi’s cash and cash equivalents rose to $360.8 million as of May 31, 2021, compared to $335.1 million as of March 31, 2021, and $251.7 million as of December 31, 2020. Net Cash Position, a non-GAAP financial measure, which includes the impact of the full receipt of outstanding settlement receivables and the full payment of outstanding settlement liabilities from cash and cash equivalents, rose to $225.5 million as of May 31, 2021, compared to $182.6 million as of March 31, 2021, and $139.1 million as of December 31, 2020.

Michael Rumbolz, Chief Executive Officer of Everi, said, “Our expected record 2021 second quarter results highlight the ongoing strength of our core recurring revenue businesses and the benefit of our organic growth initiatives. Both our Games and FinTech segments are performing significantly above pre-pandemic periods, driving substantial improvements in our total revenue, net income, Adjusted EBITDA, and Free Cash Flow. Since March, the total value processed of our financial access transactions on a same-store basis has been consistently trending at a mid-teens percentage growth rate above the comparable 2019 volumes. This is significantly higher than our mid-single digit percentage historical average growth rate. Additionally, our gaming operations installed base has continued to grow, fueled primarily by a greater number of premium units, which is also driving new record levels of Daily Win per Unit. We also expect our gaming machine unit sales in the second quarter will well exceed the level shipped in the first quarter of 2021.

“Our strong performance is driven by the collaborative efforts of the worldwide Everi Team to continuously enhance our product portfolio and innovate new products that help our customers extend the connection with their guests and operate more efficiently, as well as our focus on providing unmatched customer service. Given the momentum of our products in both of our business segments and our continued focus on operating execution, as well as the potential opportunity to lower our annual interest expense through refinancing of our outstanding debt, we believe Everi is well positioned to continue to generate strong Free Cash Flow and further grow shareholder value.”

The expected unaudited results announced in this release are derived from preliminary expected internal financial reports and are subject to revision based on the Company’s procedures and controls associated with the completion of its quarter-end financial reporting, including all customary reviews and approvals of such financial statements for the quarter ending June 30, 2021. Accordingly, actual results may differ from these preliminary results and such differences may be material. The Company anticipates releasing its 2021 second quarter results on August 4, 2021, after market close.

Cautionary Note Regarding Forward-Looking Statements
The selected expected unaudited 2021 second quarter results noted above are derived from preliminary internal financial reports and are subject to revision upon the completion of the Company’s customary financial reporting process, including customary reviews, internal audit procedures and approvals. Accordingly, actual results may differ from these preliminary results and such differences may be material.

This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expected,” “plan,” “well positioned,” “believe,” “goal,” “target,” “future,” “estimate,” “anticipate,” “intend,” “seek,” “may,” “should,” or “will” and similar expressions to identify forward-looking statements. Examples of forward-looking statements include, among others, statements the Company makes regarding its plan to refinance its total outstanding indebtedness, including its Revolving Credit Facility, Term Loan Facility, Unsecured

Notes, and prepay its Incremental Term Loan Facility; and its expectations regarding its 2021 second quarter results of operations.

The forward-looking statements in this press release are subject to additional risks and uncertainties, including those set forth under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the “SEC”), including, without limitation, our Annual Report on Form 10‑K for the fiscal year ended December 31, 2020 filed with the SEC on March 15, 2021 and subsequent periodic reports, and are based on information available to us on the date hereof.

These cautionary statements qualify our forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement contained herein speaks only as of the date on which it is made, and we do not intend, and assume no obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release should be read in conjunction with our most recent reports on Form 10‑K and Form 10‑Q, and the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

Non-GAAP Financial Information
In order to enhance investor understanding of the underlying trends in our business, our cash balance and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Free Cash Flow, and Net Cash Position, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, Adjusted EBITDA, Free Cash Flow, and Net Cash Position should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP and should be read in conjunction with our net earnings (loss), operating income (loss), basic or diluted earnings (loss) per share and cash flow data prepared in accordance with GAAP.

We define Adjusted EBITDA as earnings (loss) before interest, taxes, depreciation and amortization, non-cash stock compensation expense, accretion of contract rights, the write-off of inventory, property and equipment and intangible assets, the adjustment of certain purchase accounting liabilities, non-recurring professional fees, value added tax refunds net of related professional fees, a litigation settlement charge, certain non-cash inventory write-off charges and certain office consolidation gains and expenses. We present Adjusted EBITDA as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our credit facility requires us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA.

A reconciliation of the Company’s expected GAAP net income to Adjusted EBITDA for the second quarter of 2021 and the actual GAAP net income to Adjusted EBITDA for the second quarter of 2020 and the second quarter of 2019 is provided at the end of this release.
We define Free Cash Flow as Adjusted EBITDA less cash paid for interest, cash paid for capital expenditures, cash paid for placement fees, and cash paid for taxes net of refunds. We present Free Cash Flow as a measure of performance and believe it provides investors with another indicator of our operating performance. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures.

We define Net Cash Position as cash and cash equivalents plus settlement receivables less settlement liabilities. We present Net Cash Position because our cash position, as measured by cash and cash equivalents, depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities. We present Net Cash Position as management monitors this amount in connection with its forecasting of cash flows and future cash requirements.
About Everi
Everi’s mission is to be the industry leader by reimagining the gaming experience. With a focus on player engagement and helping casino customers operate more efficiently, the Company develops entertaining game content and gaming machines, gaming systems, and services for land-based and iGaming operators. The Company is also the preeminent provider of trusted financial technology solutions that power the casino floor while improving operational efficiencies and fulfilling regulatory compliance requirements, including products and services that facilitate convenient and secure cash and cashless financial transactions, self-service player loyalty tools and applications, and regulatory and intelligence software. For more information, please visit www.everi.com, which is updated regularly with financial and other information about the Company.

Investor Relations Contacts:
Everi Holdings Inc.	JCIR

William Pfund	Richard Land, James Leahy
SVP, Investor Relations	212-835-8500 or evri@jcir.com
702-676-9513 or William.pfund@everi.com
Join Everi on Social Media
Twitter: https://twitter.com/everi_inc
LinkedIn: https://www.linkedin.com/company/everi
Facebook: https://www.facebook.com/EveriHoldingsInc/
Instagram: https://www.instagram.com/everi_inc

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Three Months Ended June 30,
	2021
	Expected Range
Net income	$31,000	$34,000
Income tax provision	1,650	1,800
Interest expense, net of interest income	18,000	19,000
Operating income	$50,650	$54,800

Plus: depreciation and amortization	31,000	30,000
EBITDA	$81,650	$84,800

Non-cash stock compensation expense	3,250	3,900
Accretion of contract rights	2,100	2,300
Adjusted EBITDA	$87,000	$91,000

Cash paid for interest	(23,500)	(22,000)
Cash paid for capital expenditures	(31,500)	(33,000)
Cash paid for placement fees	—	—
Cash paid for income taxes, net of refunds	—	—
Free Cash Flow	$32,000	$36,000

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Three Months Ended June 30,
	2020	2019
Net (loss) income	$(68,481)	$5,486
Income tax benefit	(4,148)	(1,040)
Loss on extinguishment of debt	80	—
Interest expense, net of interest income	19,822	20,433
Operating (loss) income	$(52,727)	$24,879

Plus: depreciation and amortization	35,589	32,948
EBITDA	$(17,138)	$57,827

Non-cash stock compensation expense	4,640	2,386
Accretion of contract rights	1,000	2,197
Write-off of inventory, property and equipment and intangible assets	11,033	843
Employee severance costs and other expenses	2,700	—
Non-recurring professional fees	612	817
Other one-time charges	456	—
Adjusted EBITDA	$3,303	$64,070

Cash paid for interest	(22,101)	(27,079)
Cash paid for capital expenditures	(7,627)	(23,489)
Cash paid for placement fees	(290)	(6,319)
Cash paid for income taxes, net of refunds	(26)	(201)
Free Cash Flow	$(26,741)	$6,982

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS
TO NET CASH POSITION
(In thousands)

	At May 31,	At March 31,	At December 31,
	2021	2021	2020
Cash and cash equivalents (1)	$360,812	$335,133	$251,706
Settlement receivables	419,754	45,822	60,652
Settlement liabilities	(555,049)	(198,316)	(173,211)
Net Cash Position	$225,517	$182,639	$139,147
(1) Cash and cash equivalents does not include $0.9 million, $0.5 million and $0.6 million of restricted cash at May 31, 2021, March 31, 2021 and December 31, 2020, respectively.